Exhibit 99.2

Extreme Networks Q1 FY06 Conference Call

October 26, 2005

5:00 p.m. EDT (2:00 PDT)

Operator:	Good afternoon, ladies and gentlemen, and thank you for standing by. Welcome to the Extreme Networks’ First Quarter Earnings Release Conference Call. At this time, all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question-and-answer session. If anyone needs assistance at any time during the presentation, please press the star followed by the zero and a conference coordinator will assist you.

As a reminder this conference is being recorded, Wednesday, October 26, 2005. At this time, I would like to turn the presentation over to your Chief Financial Officer of Extreme Networks, Bill Slakey. Please go ahead, sir.

Bill Slakey:	Thank you, Andrew. Good afternoon, everyone. Thank you for joining us. On the call with me today is Gordon Stitt, President, and CEO of Extreme Networks. This afternoon, we issued two press releases. One announcing our financial results for Q1 FY 2006, and a second press release announcing the authorization of $50 million share repurchase program. A copy of both these releases are available on our website at extremenetworks.com. This call is being broadcast live over the internet today, and it will be posted on our website and available for replay shortly after the conclusion of the call.

Let me note that some of the remarks made during this call may contain forward-looking statements about financial and business guidance, product introductions, and customer development. These reflect the Company’s current judgment on those issues. Because such statements deal with future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. In addition to the factors that may be discussed during this call, important factors that could cause actual results to differ materially are contained in the Company’s Form 10-Qs and Form 10-Ks, which are on file with the SEC and are available on our website. And with that let me turn the call over to Gordon.

Gordon Stitt:	Thanks, Bill, and thanks to everyone for joining us. I’ll begin this call with a summary of the financial results, review our quarterly highlights, and then turn the call back over to Bill for a detailed discussion on our financials.

First of all, let me say that I’m very pleased with our results for the first quarter of 2006. This quarter marks our seventh consecutive quarter that we have had revenue growth when compared on a year-over-year basis; and it is also the seventh consecutive quarter where we have expanded gross margins, again compared on a year-over-year basis. I believe that these financial achievements demonstrate the market adoption of our innovative networking solutions and our ability to firmly manage the business.

Before discussing numbers, I wanted to bring another item to your attention. In conjunction with our earnings release, we also announced this afternoon that we are implementing a $50 million stock repurchase program. As noted in the release, this buyback will be made in compliance with SEC Rule 10b-18, and we expect to repurchase the stock over the next 12 months. We currently have over $450 million in cash, and we believe that repurchasing our shares is an excellent way to enhance shareholder value.

Now I’ll continue with the summary of the financials. We increased revenue to $97.9 million, up 3% from the first quarter a year ago, and up 2% from the previous quarter. On a GAAP basis, net income was $4.4 million or $0.03 per diluted share. As many of you are aware, this quarter was the first time we had to account for stock compensation, which was $1.9 million for the quarter. To make comparisons to previous periods consistent, we’ll refer to numbers that don’t include stock option expense as non-GAAP. The only difference between the numbers we quote as GAAP and non-GAAP is stock option expense. Bill and I will both refer to numbers in this fashion during the call.

So excluding the stock compensation expense, non-GAAP earnings per diluted share were $0.05, an increase from $0.03 in the first quarter of the last fiscal year, and up from zero cents in the previous quarter. Much of the increase in profit was due to strong improvement in gross margins. GAAP gross margin was 54.4%, compared to 53.2% a year ago. On a non-GAAP gross margin basis was 54.7%, compared to 53.2% in the previous year. We’ve made good progress on gross margins with increases of 1.5% or 150 basis points on a non-GAAP basis. Much of this is due to new product contribution, which I will address in a few minutes.

In looking at regional contribution, we saw strong performance across the board. Revenue in the U.S. was $45.1 million, up from the previous quarter and the year-ago quarter. I’m pleased to say that we’ve turned Asia around with sales up across the region. That includes Japan being up quarter-on-quarter for the first time in 5 quarters, non-Japan Asia being up, Asia being up, and Asia overall as we break it out, being up 47% sequentially. As I mentioned on the call last quarter, we’ve placed new leadership in this region, and we are very pleased with the progress that the new leadership and the team is making.

The European region typically shows seasonal slowness in the September quarter. Given that backdrop, we are pleased with the performance of our EMEA team, which did $30 million, up 19% from the same quarter a year ago. And again, we’re very pleased with the results of the quarter.

At this point, I’d like to shift gears and talk about the drivers of our business going forward. Specifically I’d like to discuss 3 trends: convergence, security, and Metro Ethernet.

First, convergence. Our continued commitment to delivering open converged networks places us in an ideal position to leverage the convergence occurring on today’s networks. During the quarter, we saw on-going adoption of our design for one network that can easily accommodate voice, video, and data with both wired and wireless access with large commercial enterprise customers. While other networking companies talk about convergence, only Extreme Networks offers users a truly open platform that enables the customer to determine their technology path. Convergence is one of the primary drivers of enterprise upgrades, particularly in the large scale networks that we specialize in.

Reliable support of converged applications is even more important than network speed and bandwidth, given the mission critical nature of voice, one of the first applications being deployed on a converged network. This is an area where we have been investing both in technology and in our distribution channels. Earlier this calendar year, we introduced the BlackDiamond 8800 as our chassis system for large enterprise converged edge. This product continues to gain momentum and share in this important area, and it continues our history of being recognized by the industry with numerous awards. Recent awards include “Product of the Year” by the UK’s leading publication Techworld, and “Best in Test” by Sweden’s Network & Communication magazine.

On the channels and go to market side, our partnership with Avaya now in its second year, continues to bear fruit in large and mid-sized enterprise. For the first time, booking through Avaya channels exceeded 10% of product bookings, an important milestone for us. Let me go through a couple of examples of converged wins during the quarter. A significant win for Extreme’s open converged network solution was with Lockheed Martin’s Information Systems and Services Division based in Pennsylvania.

Lockheed as an organization is embarking on a wide scale project to deploy companywide IP telephony, working with Extreme Networks as its infrastructure vendor of choice. Lockheed’s existing network infrastructure consists of our BlackDiamond and Alpine switches at the network core, and now they are revitalizing the network edge. We are providing innovative solutions, including the Summit family of edge switches that feature critical functionality for delivering voice, including Power over Ethernet, advanced Quality of Service functionality and high availability features. With the first facility well underway with its voice over IP implementation, we look forward to expanding to more locations in the coming months.

In the higher education segment this quarter, Extreme Networks is helping another member of California’s prestigious university system, UC San Francisco, which in addition to our ongoing work that I mentioned last quarter with the new UC Merced campus. UCSF has implemented Extreme solutions for its epidemiology and biostatistics departments, where they elected to upgrade the facility to support mission-critical medical applications, over both wired and wireless technologies. In doing so, UCSF designed a convergence-ready network leveraging Extreme Summit 400 and our new Summit WM wireless solution.

Finally, Region Lombardi, one of Italy’s largest regional local government institutions, selected a complete new communications and network infrastructure from Avaya and Extreme. This network is based on our innovative and scalable BlackDiamond 10K and BlackDiamond 8800 switches, as well as hundreds of Summit 400 switches, supporting Gigabit PoE connections at the network edge. An impressive 10 gigabit backbone features fully redundant network links, as well as many high availability attributes. This network spans more than 36 different buildings across a large interconnected campus.

So convergence is the first driver. The second area that is driving our business is security. And clearly this is a key area of concern for network professionals. You can’t pick up a trade publication in our industry without reading about network security. Whereas, there are many providers of traditional security products; that is firewalls, VPNs, intrusion prevention/protection systems that protect the perimeter of the network. Our approach is focused on the infrastructure of the network itself. As in the past, we rely on our innovative approach to problem solving and offer an integrated security approach, exactly what IT managers tell us they are seeking. Innovation is the true integration of security into the network itself, rather than being in line in an external appliance. The integration of security into the infrastructure makes security much easier to manage and allows it to be implemented at all points in the network, not just at the perimeter. Our solution is based upon a technology that we invented called CLEAR-flow. CLEAR-flow is a programmable rules engine that is built into our network core products. CLEAR-flow provides for in line – for line rate processing of security threats within the switch. It is fully programmable and therefore upgradable.

The strength of CLEAR-flow comes from its ability to work with virtual appliances and dramatically accelerate the performance of security. Earlier this calendar year, we introduced Sentriant, which is our first virtual security appliance. This product completed successful trials in the last quarter and we will recognize the revenue this quarter. We have received very positive feedback from customers that have used Sentriant and CLEAR-flow in their networks. I believe that our approach to security is what the market wants, a simple integrated solution that can be readily updated when new types of threats are identified. We see this as an important reason for a large enterprise customer to choose Extreme, and as an enhanced revenue stream for us.

So we’ve talked about convergence and security. The third market area that will drive our business is Metro Ethernet. We’ve been in the Metro Ethernet market since the very earliest days. This market continues to be an important part of our business, representing roughly 20% of revenue over the last several years.

The first generation of networks has been implemented and now users are demanding advanced services, particularly related to convergence. In this market, voice is certainly important, but video is a growing factor. When we talk about convergence in this market, it is convergence of voice, entertainment class video, and traditional data. This convergence requires more sophisticated quality of service and inherently more bandwidth. The more traction that converged metro networks get the more bandwidth that’s required, which is good news for us.

During the quarter, we had a number of new and existing customers upgrade their Metro Ethernet networks. A key example of this is Telefonica in Germany. The carrier is planning a nationwide DSL rollout based on the local loop unbundling, ring technology. Telefonica’s goal was to find an appropriate Metro Ethernet switching platform as an aggregation point for more than 300 points of presence today in Germany. The network support’s broadband Internet access as well as IP telephony applications.

Extreme Network’s Summit X450 switch was selected for our modular software technology, performance advantages compared to our leading competitors, and our strong partnership with Siemens. Also, France Telecom, the incumbent carrier there, chose to rebuild key portions of its current data network infrastructure with our BlackDiamond 8800 and Summit 450 switches. These platforms feature our modular ExtremeWare XOS software, providing high availability from end to end. France Telecom depends on the scalable and responsive Ethernet LAN for message hosting, the foundation for ADSL services, as well as related IP service platforms. The entire network is connected to the core at 10 gigabit speeds.

So convergence, security and Metro Ethernet are the three key drivers for our business going forward. In all three of these areas, we have strong technology and partners and all three of these are forecasted to grow strongly in 2006.

Now a few brief words about technology, and then I’ll turn things over to Bill. The key technology underpinning for these growth areas, and the growth of our commercial enterprise business, is ExtremeWare XOS, our open-modular operating system. There have been modular operating systems in the carrier space before, but XOS is the first to address the requirements of the large enterprise segment. We introduced XOS almost two years ago now, and we continue to invest heavily. This technology is helping us make gains in the marketplace. We currently support XOS across three of our newest product lines: the BlackDiamond 10K, our enterprise core switch; BlackDiamond 8800, our enterprise edge and aggregation switch; and the Summit X450, our high-performance enterprise edge stackable product.

XOS is an acronym for “extensible, open, secure.” It’s built in a modular fashion, which allows us to deliver high availability. The extensible nature allows us to integrate technologies from other companies, such as voice over IP enabling technologies from Avaya, and security solutions from a number of partners. The inherent secure nature of XOS combined with CLEAR-flow will enable a broad range of integrated security solutions.

We believe growth will come from market demand for convergence, security, and metro Ethernet, and our ability to deliver innovative solutions. In working with new customers, we continue to find how our approach for an intelligent networking foundation eclipses the traditional speeds and feeds approach as our customers realize that their applications have evolved, and that they must build an advanced infrastructure to match them. We believe that our core technology to drive this innovation is XOS. It will allow us to integrate new solutions, and new capabilities that will enable higher margins.

Now, with that, I’d like to turn things back over to Bill for a detailed financial review. Bill?

Bill Slakey:	Thank you, Gordon. As always, I’m going to briefly review our financial results for the quarter, and then update our expectations for future performance. As Gordon noted for you, we are pleased with our financial performance for the quarter. Our revenue growth is in line with the expectations we set at the beginning of the quarter, and our profitability is higher. We met several important financial goals for the quarter. We saw a good year-over-year growth in the U.S. and EMEA, a good contribution from our Avaya partnership worldwide, and revenues in Japan grew sequentially.

In addition, gross margins expanded sequentially, and at 54% plus, we are now operating in the target range of 54% to 57% that we previously laid out for you. Operating expenses came down notably during the quarter as well. And as a result, profitability and cash generation was strong. These solid results, as well as the strength of our balance sheet, has also allowed us to announce a significant share repurchase program, which we expect to begin in Q2 and to complete over the next 12 months. We believe this use of our cash is both a very direct step to take to increase the value of our shareholders’ investment in our company and is also a tangible evidence of our commitment to improving shareholder value at Extreme over time.

Now turning to revenues in more detail, revenue for the quarter was $97.9 million, consisting of $81.9 million in product revenue, and $16 million in service revenue. Service revenue was up 3% sequentially, making this the eighth consecutive quarter in which service revenues have been flat-to-up on a sequential basis. Service revenues were up 15% compared to the year ago quarter. Product revenue increased 2% sequentially and 1% year-over-year.

Shipment of modular products represented 49% of sales with stackables representing 51%. This was a shift towards stackable products for the last quarter, driven in part by the success of our XOS-based stackable products, the Summit 450, and by sales of our wireless and PoE Summit 300 lines. The split of enterprise sales and service provider sales was 78% to 22%, similar to Q4 and generally consistent with our typical mix. XOS-based products continue to help drive revenue growth and gross margin expansion for us. All told, sales of XOS-based products represented more than 20% of total product bookings during the quarter, up from approximately 5% in the first quarter a year ago.

We saw solid contributions from the BD 8800, and our XOS-based stackables, and we also saw sequential and year-over-year growth from the BlackDiamond 10K. Sales of some of our older chassis products declined, which is consistent with a shift towards newer products. 10 gig port bookings were up sequentially from the June quarter. This continuing shift from gig to 10 gig in the network core is contributing to the success of the BlackDiamond 8800, BD10K, and Summit 400 and 450 stackable products in particular.

New bookings for PoE ports were also up sequentially. We saw a solid increase in the sale of PoE blades for the BD 8800. PoE port sales are now in the high single digits as a percentage of our total port shipments. We expect PoE ports to continue on a growth trajectory driven by demand for IP telephony and wireless. Bookings through our Avaya channels, both direct and resellers, increased again in Q1 following a strong Q4. As you heard from Gordon, Avaya-related sales represented 10% of product bookings during the quarter. We benefited in Q1 from seasonal strength in Avaya’s business. This is being their — this being their fiscal fourth quarter and typically their strongest quarter. Avaya channels are now contributing to revenue in the U.S., EMEA, and Asia Pacific. And as Gordon illustrated in his comments, we are getting increased exposure to large deals through the Avaya partnership. As we expected, our total book-to-bill for the quarter was below 1.

Looking at sales geographically, revenues in the U.S. were $45.1 million, up 13% compared to the first quarter a year ago, and up 5% sequentially. In EMEA, our European operations, which includes the Middle East and Africa, our revenues were $30.1 million for the quarter, up 19% compared to the same quarter a year ago. While EMEA revenues were down sequentially from the

June quarter, this was consistent with seasonal patterns in EMEA, and was in line with our projections entering the quarter. In Japan, revenues were $10.7 million, up sequentially compared to the June quarter. This is a good outcome for us, and was a solid proof point to our previous projection that after a period of revenue declines, Japan revenues had likely bottomed in the June quarter and could become a source of sequential quarterly revenue growth again in fiscal ‘06.

Looking at Asia outside of Japan, revenues were $11.4 million, up from $7.8 million in the June quarter and flat with revenues in the first quarter a year ago. Revenues in Asia are lumpy for us largely as a result of a high contribution from the service provider business, but this was a solid sequential uptick for our business there.

Turning to costs and expenses, as Gordon noted, for the first time our quarterly GAAP basis financials includes stock-based compensation. The prior period results do not. The cost of goods and operating expense comparisons I will be discussing do not include stock-based compensation expenses. These expenses added $1.9 million to our total costs for the quarter.

For those of you who want to note it in your model, the breakout of these expenses by P&L line item in the quarter was as follows: $200,000 increase to product costs; $100,000 increase to service product costs; an $800,000 increase to sales and marketing expense; $500,000 increase to R&D expense; and $300,000 increase to G&A expense. This breakout is also included in table form in our press release. So looking at gross margins now, total gross margin as a percentage of sales was 54.7% not including stock-based compensation. This was up from 53% sequentially, and up from 53.2% in the first quarter a year ago. Gross margins improved for both products and services with the total 1.7% sequential improvement in gross margins being slightly better than our guidance at the beginning of the quarter.

Product gross margins were 56.4%, up 1.8% sequentially and 1.1% versus the same quarter a year ago. Product margins benefited from lower product costs generally, a higher contribution from new products, and changes in the mix of regional sales. Service gross margins were 46.3% for the quarter, up 1.9% sequentially and up 5.4% versus Q1 last year. Service gross margins benefited from higher volumes, slightly lower repair costs, and ongoing efforts to improve our pricing and slate of service and maintenance offerings particularly outside the U.S. At 54% plus gross margin, we are now operating in the target range for gross margins that we previously laid out for investors. We do believe that gross margins on both products and services can continue to improve over time through a combination of higher revenue, operational improvements, and new products sales. That said given the number of pricing, mix, cost, and volume variables involved we do not expect that gross margins will improve lockstep each and every quarter.

Turning to operating expenses. Sales and marketing, R&D, and G&A expenses for the quarter were $47.8 million, not including stock-based compensation. This was down from $51.4 million sequentially and up from $45.8 million in Q1 a year ago. The sequential reduction in operating expenses was primarily the result of $3 million less spending on the G&A line, related to legal and SOX compliance in the June quarter. As we noted for you last quarter our Q4 G&A expenses were unusually high and we believe the run rate on G&A expenses in Q1 is more representative of our ongoing expense levels. Sales and marketing expenses were $25.1 million, down $800,000 sequentially, as we moved past year-end commission accelerators and marketing programs. R&D expenses were essentially flat sequentially at $15.7 million. Looking forward into Q2, we expect to see operating expenses in a range of $47 million to $48 million not including stock-based compensation, and this is consistent with our previous expectations.

Looking at net income. In Q1 on a GAAP basis, we reported operating profits of $3.9 million. Adding in $900,000 in net other income results in a profit before tax of $4.8 million, and a profit after tax of $4.4 million or $0.03 per share on a diluted EPS basis. On a non-GAAP basis, excluding $1.9 million in stock-based compensation, operating profitability was $5.8 million or 5.9% of sales up from 5% of sales in Q1 a year ago, and up from a slight operating loss last quarter. Profit after tax was $6.2 million or $0.05 per share on a diluted basis up from $0.03 per share in Q1 a year ago. The tax rate for the quarter was 10%. This is lower than our previous guidance as a result of the continued use of previous tax losses in the calculations. This 10% rate is representative of the rate we now expect for the remainder of the year. Total shares used to calculate diluted EPS in the current quarter was 124.8 million. Total shares outstanding at quarter end were 123.2 million.

Looking at the balance sheet, cash, cash equivalents, short-term investments and marketable securities on October 2nd totaled $450.3 million, up $9.9 million sequentially. Cash flow from operations during the quarter was $10.8 million. Accounts receivable were $30.1 million, down $700,000 sequentially. DSOs at quarter end stood at 28 days, down 1 day from the end of Q4 as a result of the slightly more linear quarter from a revenue standpoint. Net inventory at quarter end was $21.4 million, down $4.5 million from the end of Q4. Inventory turns stood at 8 for the quarter, a nice improvement from the June quarter.

Some other items to note, depreciation and amortization for the quarter was $5.1 million, and capital expenditure for the quarter was $2 million. Headcount at quarter end stood at 795 regular employees, unchanged from June. We also had 45 contractors on board at quarter end, up from 39 at the end of June.

Turning now to guidance. For revenue in the December quarter we currently anticipate that our revenues will be flat to up 5% compared to the $97.9 million, we’ve recorded in September. The opportunity for higher revenues comes from what is typically a seasonally stronger quarter for us and our industry, and from continued success of our XOS-based products, particularly in the U.S. and EMEA, and a return to sequential revenue growth in Japan. On the risk side of the revenue equation, our return to sequential growth in Japan is at its early stages and subject to risks. Avaya revenues may well be down this quarter as a result of typical seasonality in Avaya’s business, and the overall strength of demand in the economy and for our industry is difficult to gauge at this present time.

On gross margins our expectation for the December quarter is that gross margin as a percentage of sales will be in a range of 54% to 55% of sales, not including expenses for stock-based compensation. As ever, our gross margins are sensitive to pricing on large competitive deals and on the precise mix of products and channels. In addition, we are beginning to incur some costs related to new environmental regulations, in Europe in particular.

As a result of these factors it is possible our margins will be down in December compared to September. The opportunity to be at the high-end of the 54 to 55 point range comes from the expectation of higher volume this quarter versus September, continued success of new products, and ongoing margin improvement efforts in our service business.

Looking at operating expenses: in Q2 we expect our total operating expenses will be in a range of $47 to $48 million not including expenses for stock-based compensation.

And other items for your model: we expect net interest income of approximately $800,000 a quarter. We now anticipate a corporate tax rate of 10% in fiscal ‘06, somewhat lower than our previous guidance. And we anticipate that stock-based compensation will continue to run at a quarterly expense rate of approximately $2 million.

As for the impact of our share repurchase program on cash balances, interest income, and share count, we will make no particular forecasts on this other than to note that it is our expectation to complete the $50 million program over the course of the next 12 months.

As always I will note that there are risks associated with our expectations. Investors should note that our quarters are back-ended loaded with approximately 50% of our business done in the last month of the quarter, and so it is fair to say our visibility can be limited. And it is still a case where 1 or 2 large deals a quarter can make the difference between sequentially up or sequentially down revenue.

Let me summarize my comments this way, this is a very good quarter for us. We achieved many important financial goals including revenue growth, gross margin expansion, reduction in operating expenses, a return to sequential revenue growth in Japan, and a strong contribution from our Avaya partnership. We generated $9.9 million in cash, and our cash position has enabled us to move forward with a significant share repurchase program. To look out further into FY ‘06, we are committed to continuing to improve our profitability through revenue growth, gross margin expansion, and continued tight management of operating expenses.

And with that let me turn the call back over to Gordon.

Gordon Stitt:	Thank you, Bill. And thanks to you and your team for the great results. To summarize, we’re pleased with the results of the quarter, particularly the strong increase in gross margins and strong increase in profitability, with again, non-GAAP results of $0.05 per share. We’re pleased with the turnaround in Asia and Japan with strong results across that region.

And on the product front, we’re pleased with the performance of new XOS-based products, which not only improved margins with a strong software content, but bring important benefits to users. We are also pleased with our continued progress and leadership in the open, multi-vendor converged market place. Our message resonates with users and our products fit the bill.

Our channels are working well including the results of our Avaya partnership, which again has bookings in excess of 10% of revenue. Thanks again for joining us, and Operator, at this point, we’d like to open the call up for questions.

Operator:	Thank you sir. Ladies and gentlemen at this time we will begin the question and answer session. If you have a question, please press the star, followed by the one on your pushbutton phone. If you’d like to decline from the polling process, please press the star, followed by the two. You will hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order they are received. If you are using speaker equipment we do ask that you please lift your handset before pressing the numbers. One moment please for our first question.

Our first question comes from Alex Henderson with Citigroup. Please go ahead.

Alex Henderson:	Yeah, thanks. A couple of quick, just want to make sure I got it right, questions. Did you say that the timing on the share buyback was intending to do it in a fairly short period of 2 months, did I hear that right?

Bill Slakey:	No Alex, 12 months.

Alex Henderson:	12 months. I was going to say that’s pretty unusual. Okay, thanks, that helps. And then second, I thought I heard you say that the December quarter guidance was $47 to $48 million on operating expense. Is that $47 to $48 million dollars or 47$ to 48%?

Bill Slakey:	Excuse me, $47 to $48 million dollars in OpEx in the quarter.

Alex Henderson:	Great. And then third one along the same lines as I’m a little bit surprised to hear you suggest that there was a potential of seeing a sequential flat result into the December quarter. Considering, you’ve virtually never seen that result happen other than the one quarter, where you missed the December quarter. That’s certainly a sharp contrast from normal seasonality, and I realize that 10% coming from Avaya that they’re sometimes sequentially weak, but could you explain the logic for that, I mean, it seems like it ought to be pretty clear that you’d be up sequentially at least something?

Gordon Stitt:	Hey Alex, this is Gordon. You know, I think, Bill’s guidance was flat-to-up 5%. So that covers a reasonable range that we’re comfortable with.

Gordon Stitt:	Obviously, Alex, the goal will be up revenues, but given some of the risks that we laid out, I think, it’s prudent to lay out the possibility of flat as well.

Alex Henderson:	So is it a function of concern about possibility of rollover in Japan again, or I mean, what – it doesn’t seem like the Avaya numbers are sufficient to be a cause of that. What’s the root of that concern?

Gordon Stitt:	Alex, this is Gordon, again. I’m not sure that we just expressed concern. I think, we gave you a range from flat-to-up 5%, which is similar guidance that we gave for this quarter. So, there’s no particular item of concern for us. With Avaya being at 10%, we’re really excited about that, and as we noted, it was the end of their fiscal year, and so there was a push for year-end commissions by their sales team. But that partnership also has been building for two years, and it’s been a great just steady improvement every quarter. It does bounce around a little bit because there’s some big deals. I mentioned the deal in Italy that we did with them which was pretty significant revenue for both of us. So there can be some lumpiness for — because of that. But over the last really 7 quarters that we’ve had this great partnership going, we’ve seen steady strength. So, no, we’re not concerned other than it was the end of their year, and there was one pretty large deal in there.

Alex Henderson:	Yes, just one last clarification on the guidance. Would it also be consistent to assume that normally you’d want a book-to-bill above one in the December quarter, that that would also be your target given the historical seasonal patterns?

Bill Slakey:	Yes, sir.

Alex Henderson:	Thanks.

Bill Slakey:	Thank you. Next question, please.

Operator:	Our next question comes from Mark Sue with RBC Capital Markets. Please go ahead.

Jennifer Tennenbaum:	Yes, hi. This is Jennifer Tennenbaum for Mark. Just a couple questions. One, if you could talk a bit about 10 gig demand, like the types of customers you’re seeing, whether it’s service providers, enterprises, et cetera? And also the pricing on 10 gig, the trends there, if it’s gone down significantly or – that we’ve been seeing for the past few years?

Gordon Stitt:	Hi, Jennifer. This is Gordon. As we mentioned in the examples that I gave, 10 gig is being utilized in both of our primary markets that is in enterprise and in service provider. We’ve seen this in large campus networks within enterprise. We certainly see it within data centers, within enterprise. And as service providers start to rebuild their aggregation layer in their core, particularly in the anticipation of triple-play and video, they are doing upgrades to 10 gig. So we’re seeing nice demand in that area.

In terms of pricing, so by the nature, the price of technology declines over time. I think 10 gig is declining as we all anticipated. For us to give a single number and say a 10 gig port costs this much is difficult. And we get the question quite a bit. But if you look at 10 gig in our product line today, we have it across 3 major product lines, that is across our BlackDiamond 10K for the core, across our BlackDiamond 8800 for enterprise aggregation, as well as in our stackable products. And the price of a 10 gig port on one of our stackable products, like our X450, is frankly substantially less than it is on the 10K, having to do with the amount of bandwidth and interference. So kind of a long answer, but 10 gig is showing well in both markets. We expect it to grow nicely over the next several years. And we expect to see relatively consistent price declines on a per port basis, particularly in the area of optics extending out over time.

Jennifer Tennenbaum:	Okay. And do you think the pricing declines have steadied though as compared to a few years ago, or —

Gordon Stitt:	The overall pricing market or the —

Jennifer Tennenbaum:	Yeah, over — the overall pricing market.

Gordon Stitt:	I would say, again, bearing in mind that this market always has declines in price, it may not be over 12 months, but certainly over a 24- or 36-month period, I would think pricing environment is very similar to what has been throughout the year.

Jennifer Tennenbaum:	Okay. Thank you.

Bill Slakey:	Thank you. Next question, please.

Operator:	The next question comes from Subu Subrahmanyan with Sanders Morris. Please go ahead.

Subu Subrahmanyan:	Thank you. Two questions. First on gross margin, can you talk about what mix of modular and chassis-based products is doing to gross margin? And you saw chassis-based products dip below 50%. Can you talk about when — what you see in terms of mix going forward on that?

Bill Slakey:	Subu, as far as a mix going forward of chassis versus modular, we would expect that modular sales do grow as a percentage of revenues, and that are once again 50%, and eventually notably above 50% of our total sales. So, I think that is the trend going forward. I think this quarter was a bit unusual. And in terms of the impact on gross margin, there is some impact on stackable versus modular. That mix does impact gross margin, but not as much as you might think. And, for instance, we are more – we benefit more from growth in new products generally, for instance, than a particular mix of chassis versus modular.

Subu Subrahmanyan:	Great. And then can you just talk about Federal? What percentage of revenues does it represent for you? It seems to be, been a strong vertical for some of your competitors. Now, can you talk about whether that had an impact?

Bill Slakey:	As far as the figures go, Federal is a small part of our business, single-digit percentage of revenue. And in terms of competitive trends, I’ll let Gordon answer that.

Gordon Stitt:	Yes, Subu, we haven’t had a lot of specific exposure in our business to Fed over the last several years.

Subu Subrahmanyan:	Thank you.

Bill Slakey:	Thank you. Next question, please.

Operator:	Our next question comes from Tim Long with Banc of America Securities. Please go ahead.

Timothy Long:	Thank you. Just a few little quick ones, then maybe a longer question. Bill, could you just talk a little bit, just give us an update on what the FX impacts were in the quarter? And then a second clarification, when you talked about the 10 gig port and the Power over Ethernet ports being up sequentially in bookings, could you just clarify did that mean in dollar terms or in number of ports? And if it was dollars, was it the same complexion in revenues, meaning were revenues up for those products as well? And then just the third one, maybe just talking a little bit about the XOS-based products that you said would move from about 5 to 20% over the past year. Could you just give us a sense as to what impact that might have had on gross margin line and where do you think that can go, call it over the next year? Thank you.

Bill Slakey:	Okay. Let me see if I can get out through all of those questions. In terms of foreign exchange impact on the results, sequentially it was really a very small effect, not material in any notable way. In terms of 10 gig and PoE ports, when we talked about them being up sequentially, we were talking specifically about ports. It would be true with revenues, as well, and – but revenues are a little harder to calculate because you get into judgment areas of do you include chassis revenue versus blade revenue, et cetera. But when we talked about sequentially increases, we are talking about ports.

And in terms of XOS-based products, yes, as XOS-based products become a bigger part of our mix that does help our gross margin. It is one of the things that’s helping drive the gross margin now. We fully expect that XOS-based products will continue to grow as a percentage of revenues. I am going to stop short of putting a particular number to it, but it is a strategic imperative for our company, a strategic goal that we drive XOS in both the enterprise and service provider spaces.

Timothy Long:	Okay, Bill, on that front though is there anything that limits how quickly — from a mix perspective, how quickly or how high that number could become over the next year?

Bill Slakey:	Well, overall of course this is a strategy that’s playing out in our results, moving XOS from what was initially the high-end of the product line, with the BlackDiamond 10K introduced 18 months ago, to then the mid-range aggregation layer with the 8800, and now the high-end of our stackable line with the XOS 450. So one of the things that will be required to grow it as a percentage of revenue is more new products covering a broader part of our product line. So that will happen, you should expect that will happen over the next 12 months and then in addition, we will be driving new features and capabilities into XOS as we go to – in each quarter, I think, make the upgrade attractiveness to our existing install base higher and higher.

Timothy Long:	Okay. Thank you.

Operator:	Thank you. Our next question comes from Samuel Wilson with JMP Securities. Please go ahead.

Samuel Wilson:	Good afternoon. Just a couple of small questions, mostly for Gordon, so sorry, Bill. First, can you describe a little bit linearity in the quarter? I know normally August is kind of a slow month, but just want to get a sense for how that rolled out this quarter?

Gordon Stitt:	Linearity was – linearity was pretty typical. 25 –

Samuel Wilson:	Okay.

Gordon Stitt:	20, 30, 50 is typically what we see. So, not that unusual.

Samuel Wilson:	Great. And then can you talk a little bit about your national resellers, non-Avaya, and just how that relationship building has been going? I know, you have been working on it for a few years, and just kind of want to get a kind of an update on that?

Gordon Stitt:	Yeah. Sam, there is not a lot to report there other than we make a little bit of progress every quarter. We did not have any 10% customers in terms of national – I assume you mean U.S. based resellers?

Samuel Wilson:	Right.

Gordon Stitt:	But that’s, again, been very usual in the past. So again, our channels here in the U.S. are a very good mix of what I will call national resellers, and we would count Avaya in that group, as well as some very strong regional resellers and some large system integrators. So not a lot of shift there I guess I would say.

Samuel Wilson:	Okay. And then lastly, just kind of a big picture question on R&D investment. So XOS is two years old now, it is kind of well through your — you’ve rolled that technology, and you are in the midst of 10 gig upgrade cycle. As you look forward one year, two years, can you give some sense as to kind of where you are focusing R&D investment? Is it on some new services, security, more convergence, kind of more speeds and feeds? Just some sense as to kind of where the Company is looking out a year or two?

Gordon Stitt:	Yes. So that is a hard question to answer in 60 or 90 seconds, but I’ll give it a shot. As we move forward, as you suggest, XOS is two years old now. We have built the basic functionality into the system. So from kind of a speeds and feeds, basic layer 2, layer 3 functionality, we are in very, very good shape.

Our investment in XOS is in adding software functionality in terms of adding the application program interfaces, working with partners in the security area, and the VoIP area to integrate that functionality. So I would call it value-add software that has been implemented in XOS above and beyond kind of the basic layer 2, layer 3 switch functions. So over time more and more of our engineering investment goes into software and more and more goes into that type of value-add, which creates differentiation in the market place, and ultimately we hope for margins.

Samuel Wilson:	Great. Thank you very much.

Gordon Stitt:	Thanks, Sam.

Bill Slakey:	Next question please.

Operator:	Our next question comes from William Becklean with Oppenheimer. Please go ahead.

William Becklean:	Thanks. Could you elaborate a little bit on what’s exactly going on in Japan with the strong growth in this quarter, and the decline last quarter? Is it related to developments in the market? Or related to develops in your channel approach to the market?

Gordon Stitt:	This is Gordon. I think, it’s primarily due to a new leadership team in place. Kind of a renewed energy we brought into that organization in changing how we do business internally. So I would say it’s largely Extreme internal factors.

William Becklean:	And can I throw out the second question in the Avaya business, I understand, it will — it could possibly go down slightly in the next quarter, but how big could that business eventually be in terms of your planning going forward? What percentage of revenues?

Gordon Stitt:	Well, when we entered into the relationship, we had an internal milestone of getting to 10% of revenue, and we really didn’t think much beyond that. We got pretty close in shipments; didn’t quite make it but we got there in bookings. I wouldn’t want to say that’s our goal, that we’ll stop working at it when we get to 10, but that’s where we’d like to see it be in, and work on building it from there. Our real focus is on the converged marketplace, and Avaya is an important channel to get there. And we’d like to have Avaya be an important partner in many parts of the world. Today, we’ve done some great stuff with them here in the U.S. and in parts of Europe. I think, we have a lot of expansion opportunities in other parts of Europe, and we haven’t really tapped Asia with them yet. So they’re part of our overall channel plan, and we’ve got a great partnership and some great developments that we’ve done in terms of some common features.

William Becklean:	Thanks.

Bill Slakey:	Thank you. Next question please.

Operator:	Thank you. Our next question comes from Jiong Shao with Lehman Brothers. Please go ahead.

Jiong Shao:	Thank you very much. I have two questions, but before that I missed the book-to-bill. Could you repeat that?

Bill Slakey:	Book-to-bill was below one.

Jiong Shao:	Okay.

Bill Slakey:	As we expected for the quarter.

Jiong Shao:	Okay. Thanks, Bill. My first question is the guidance. I know you guided revenue to be flat-to-up 5%, I was wondering, could you provide additional color on the sort of the regional trend you’re expecting?

Bill Slakey:	Yeah. On a sequential basis, Jiong, I would expect that we could grow revenues in each geography. It may be that one turns out flat, and others grow more than expected but I think from September to December there’s an opportunity to grow revenues in each of our geographies.

Jiong Shao:	Okay, great. And okay, my second question is on the OpEx. It seems that you’re expecting some OpEx reduction for December quarter. Is that right? Because there’s a bunch of numbers in the press release.

Bill Slakey:	Well, on a non-GAAP basis, our expenses in the current quarter were at the high end of our range of $47 to $48 million, and we expect in the coming quarter to keep them in that range. Some expenses, some line items will go up, and others will go down.

Jiong Shao:	Okay, great. Thanks, Bills.

Bill Slakey:	Thank you.

Operator:	Thank you. Our next question comes from Cobb Sadler with Deutsche Bank. Please go ahead.

Cobb Sadler:	Hey, thanks a lot. First question on 10 gig, will you want to break that out as a percentage of revenue or is it still less than 5%?

Bill Slakey:	No. We don’t break that out as a percentage of revenue, Cobb.

Cobb Sadler:	Okay. So, but it’s relatively small still?

Bill Slakey:	At this point, yes.

Cobb Sadler:	Okay, great. And then Metro Ethernet, you talked about two deals, Telefonica and France Telecom. Why were those — are these kind of one-time modernizations or would you not see some sort of budget flush in Q4 in Europe with more deal or more contribution by those deals? And then secondly, where — what’s your pipeline look for new Metro Ethernet deals? And where do you expect that to go as a percentage of overall revenue?

Gordon Stitt:	Yeah, this is Gordon. The term budget flush rarely applies to Metro deals. These networks tend to be very large and very complex. They tend to be deployed over time, so that maybe over a couple of quarters. In Japan, we have some networks that have been deployed over a couple of years, actually several years, and they tend to be pretty consistent over that time period. So a lot of it depends on the size of the installation, and the style of the particular carrier. If you’re starting from scratch, sometimes that actually goes a little quicker than when you’re doing an upgrade, because there’s no customer traffic and it’s easier to plan. So, if you look back over the last couple of years, our percentage in that business has bounced around the 20% range, sometimes a little higher, sometimes a little bit lower. It’s a little bit above 20% in this quarter. I think at the peak of the market in the carrier boom, I think we got to around to 30%. But we use 20% as a planning numbers.

So regarding the pipeline, we are working with a lot of existing and new customers as we look out to 2006, and people are planning some pretty good implementations.

Cobb Sadler:	Okay, great. And would you say that the number of deals that you’re addressing via RFPs is increasing or decreasing? I mean, would you — are you seeing a ramp in RFPs or kind of the same that you saw six months ago?

Gordon Stitt:	I would say there were more new customer opportunities.

Cobb Sadler:	Great. Thanks a lot.

Bill Slakey:	Thanks, Cobb. Next question, please.

Operator:	Our next question comes from John Mark Duncan with Pacific Growth Equities. Please go ahead.

John Mark Duncan:	Good afternoon. In terms of Japan, I think that you had said in the past that it was a majority of a service provider business, and now that you’ve kind of done some retooling in the region, I’m just wondering, a little bit curious if this quarter that mix changed at all?

Bill Slakey:	It has been — John Mark, this is Bill. It has been bouncing around a little bit quarter-to-quarter. This particular quarter enterprise was up a bit from last quarter. I do think that going forward for the next quarter or two, we will see enterprise growing slightly as a percentage of revenues in Japan.

John Mark Duncan:	Okay. And in terms of your Asia business, it was up nicely for the quarter, and I think you had an announcement earlier this quarter in terms of KT Ntopia’s triple play network over there, and I was wondering, if it was a meaningful contributor this quarter? And if it was, can we expect that to continue over the next several quarters here?

Gordon Stitt:	KT — this is Gordon. KT’s been a long term and pretty significant customer of ours for quite a few years.

John Mark Duncan:	So no major up tick this quarter?

Gordon Stitt:	It was a contributor to the growth this quarter, and we expect continued contribution to the growth in Asia Pacific over the next year from that account.

John Mark Duncan:	Okay. Thank you.

Bill Slakey:	You bet.

Operator:	Thank you. Our next question comes from Tal Liani with Merrill Lynch. Please go ahead.

Tal Liani:	Hi. I have one question left. Stackable margin, the percentage of stackable went up and gross margin went up. Can I make the assumption that the stackable margin is higher than the modular margin?

Gordon Stitt:	Yes, Tal, this is Gordon. That’s a difficult assumption to make because during the quarter, we introduced the new stackable product, the X450 which is our first XOS based stackable. There was a lot of demand for that product. It allowed people to basically complete an XOS network end to end. And certainly the product does, that particular product does carry very good margins. So I think Bill mentioned in his prepared remarks that it really has to do more with the newness of the product than whether it’s stackable or modular. So, no, I wouldn’t come to that conclusion.

Tal Liani:	So as you look into ‘06 in your planned roll-outs of products, do you expect that this family of products will naturally come under margin pressure as you ramp up the volume? And is this sort of typical for stackable solutions.

Gordon Stitt:	Tal, when you say this family of products, do you mean XOS or do you mean...?

Tal Liani:	Yes, XOS-based stackable products.

Gordon Stitt:	XOS-based stackable products. Well, let me address that. The XOS-based products provide a platform for other applications to be loaded and to link to them through some APIs. So, actually we see the XOS products being a higher functionality and most importantly being used in the network in a different way. So this is not a low-cost speeds-and-feeds edge product just to provide low-cost connectivity. It’s something that new applications and new capabilities will be built upon. So although it’s very difficult to speculate what the margin of any product is, our strategy as a company is to increase the software content based upon our XOS platform and by providing a lot of enhanced capabilities that we’re able to command higher margins. And that’s independent of whether it’s a stackable or a modular system.

Tal Liani:	And Gordon, last question is about other partnerships. Avaya proved to be successful as we see in the bookings of this quarter. What about the next stage? You see some of your competitors going into Layer 4-7, into routing, into other areas, and you’d said in the past that you may not have an interest to go into these areas directly, but you may go there through partnerships. Can you give us an update on this front?

Gordon Stitt:	I’m going to not be specific, but I think I can address the question you’re asking in a general sense, and that is if you look at the areas that I outlined, and that is in convergence, security and Metro Ethernet, those are the areas that we’re going to focus our partnership activities. And I would say again that a lot of that investment will be what I’ll call outside the traditional Layer 2, Layer 3 development.

Tal Liani:	Thanks.

Gordon Stitt:	Okay, next question?

Operator:	Our next question comes from Manny Recarey with Kaufman Brothers. Please go ahead.

Manuel Recarey:	Good afternoon. My question is looking at the product revenue, that growth has been in the low single-digits for several quarters now and for the December quarter it’s probably going to be in that range. Now if you get to your 10% to 20% that you hoped the company can grow for, that’s going to have to begin to increase. When do you see that starting? And what would you see driving that?

Bill Slakey:	Manny, this is Bill. So if you look – you’re correct. If you do year-over-year comparisons in the last two quarters our revenue growth has been single digits. The revenue growth comparisons have been hurt on a year-over-year basis by our performance in Japan. Outside of Japan, I think we’ve been doing pretty well, double-digit growth year-over-year in places like EMEA and the U.S. And so our confidence in being able to generate double-digit year-over-year growth later in our fiscal year, frankly comes from the change in comparisons to Japan, for Japan rather, and the expectation that Japan from these levels will now be a sequential grower such that in the second half of the year we are getting year-over-year growth out of Japan as well.

Manuel Recarey:	Okay. And the growth in the U.S and EMEA that you’d cited, has that been double-digit on the product side, or just the services side, or both?

Bill Slakey:	Generally speaking, both, I believe. I don’t have every number in my head here for the last four quarters but I think you would find it’s been both.

Manuel Recarey:	Okay. Thanks.

Bill Slakey:	Thank you.

Operator:	Thank you. Our next question comes from Long Jiang with UBS. Please go ahead.

Long Jiang:	Yes. Hi, hey Bill, I just wanted to drill down a little bit further on gross margin. You went up quite above expectation with in-line revenue, and this quarter the mix did not exactly benefit gross margin from a product mix standpoint. So do you think the decline in new products are a cause for warranty reserve or the increase in XOS as a percent of total product shipment played a part in the above expectation of gross margins during the quarter?

Gordon Stitt:	Okay. So new product mix had a lot to do with the improved gross margin. Sale of new products like the 8800, the X450, et cetera, those certainly helped gross margin. In addition, I don’t want to understate the work being done in our operations group to lower product costs on a per-unit basis, to roll out new versions of various components and cards, et cetera, that have helped our per-unit cost on all the products or all the products that we are selling in volume at the moment. But a big part of the increase here is as new products become a bigger percentage of our sales it will be generally a good thing for our gross margins.

Long Jiang:	Okay. Just as a follow up, given these pretty good gross margins here, do you have an outlook for what kind of a long-term operating margin that you are targeting? And also for this option expense, you provided guidance for next quarter, or for the next few quarters. What about operating expense for the next fiscal year, and also do you have a tax rate guidance for next year? Thanks.

Bill Slakey:	Okay, a lot of questions there. In terms of a longer-term model, we’ve laid out a gross margin target of 54% to 57% of sales. We’d like to operate within that range on a quarterly basis for this fiscal year, and were we to be operating at the high end of that range as we’re exiting the year and want to look forward, we’ll reconsider the range at that time, but for right now, 54 to 57 points is our targeted range on gross margin and I think there is room to expand gross margins over the course of the year from where they are now.

On operating expenses, we’d like to operate within this $47 to $48 million envelope per quarter for several quarters now while we grow revenues, and to expand profitability in that fashion, and I think that was your set of questions.

Long Jiang:	Also tax rate guidance. What —

Bill Slakey:	Oh, excuse me. Tax rate guidance: 10% for the remainder of this fiscal year.

Long Jiang:	Do you have a rough outlook for next year, because, I mean, that’s pretty big swing factor for next —

Bill Slakey:	It can be a large swing factor and I would expect that as we get into next fiscal year we will be coming off of several years of profitability and therefore, we will be changing our tax rate calculation to take less consideration of our ongoing tax loss assets, and so I would expect the tax rate to go up in future – in the next fiscal year, but I don’t have any projection for you right now.

Long Jiang:	Also, last, for option expense —

Bill Slakey:	Yeah.

Long Jiang:	— for next year, could you — given the recent expiration of vesting — stock vesting, option of vesting, do you expect option expense to go up meaningfully in fiscal ‘07?

Gordon Stitt:	Option expense at $2 million a quarter, it will go up in ‘07 as we do annual option grants, et cetera, but I don’t have a projection to give you.

Long Jiang:	Okay. Okay fair enough. Great. Thanks.

Gordon Stitt:	Thank you. We have time for one more question.

Operator:	Thank you. Our final question will come from Lucas Bianchi with SG Cowen. Please go ahead.

Lucas Bianchi:	Yes. I was wondering if you could talk about any products coming out over the next quarter or two, in particular anything related to the video opportunity in the Metro Ethernet. I think you at least mentioned video as a big driver there, and I don’t know if you have anything specific to that area. Thanks.

Gordon Stitt:	Yes, Louis, this is Gordon. I don’t want to pre-announce products other then to say that yes, we will have new products over the next couple of quarters.

Lucas Bianchi:	Okay. Is there any particular strategy that you’re using for video in your current product portfolio?

Gordon Stitt:	Yes.

Lucas Bianchi:	Would you be able to disclose anything like that or talk about it, broadly at least?

Gordon Stitt:	Broadly, yes. Sorry you’re the last one. Seriously though, the whole area of entertainment class video does put a lot of strains on networks. It is something that’s quite challenging to deliver particularly in high volume as you’d see on a carrier network, and our products have a lot of capabilities specifically engineered for very high performance, high density video. A lot of it has to do with multicast performance that we support, and with very fine grained traffic shaping, which allows for example on a network the bulk of the bandwidth to be able to be reserved for video, and others to pack a lot of video on a network and still have bandwidth reservations for voice, which requires a small amount of bandwidth, but very consistent bandwidth. So, we’ve really been pioneers in the area of quality of service for the last ten years, and have been leading there. That’s one of the reasons that we’ve done so much Metro – so many Metro instillations. A lot of it has to do with quality of service and multicast, and the ability to do traffic shaping and recognize certain types of media in real-time.

Lucas Bianchi:	I guess, again, on the Metro side, are there any particular upgrades that you are looking for near term?

Gordon Stitt:	Yeah, upgrades come in two categories. I would say bandwidth upgrades where people may be on a 100-megabit gigabit network today and want to from 1-gig to 10-gig. So in order of magnitude of increase in bandwidth requires you to basically rebuild the aggregation and core. So that’s one aspect of it. The other aspect of it is to deliver these other services, and that’s the ability to differentiate between different types of data on a network and give it different treatment. And, again, that’s an area where we’ve deployed a lot of technology.

Lucas Bianchi:	I guess more specifically, is there any particular reason why you might thing Japan is going to increase going forward? Just simply because of this build out of additional – their capabilities there or...

Gordon Stitt:	Our business in Japan is based upon, you know, two areas. One is the carrier business and the other is the enterprise, and we do expect both of those to grow. On the carrier front, or I should say on the Metro Ethernet front and video, I would just say stay tuned.

Lucas Bianchi:	Okay, excellent. Thanks a lot.

Bill Slakey:	Thank you. And thanks, everyone.

Operator:	Thank you, management. Ladies and gentlemen, at this time we will conclude today’s teleconference presentation and we thank you for participating. If you would like to listen to a replay of the conference, please dial 1-800-405-2236 or 303-590-3000, with an access code of 11041131. Once again ladies and gentlemen, if you would like to listen to a replay of today’s conference, please dial 1-800-405-2236 or 303-590-3000, with an access code of 11041131. We thank you for your participation in today’s conference. At this time, we will conclude. You may now disconnect and please have a pleasant evening.